Exhibit 99.1

NEWS RELEASE

1780 South Bellaire Street
Contact:	Suite 100
Becky Nichols	Denver, CO 80222	Listed: AMEX
Investor Relations (ext. 104)	Ph: (303) 297-1800	Trading Symbol: AMV
beckyn@amvproperties.com	Fax: (303) 296-7353	www.amvproperties.com

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR

THE QUARTER ENDED MARCH 31, 2006

DENVER, CO, May 8, 2006 — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the quarter ended March 31, 2006. For the first quarter 2006, the Company reported net income of $13.5 million, or $0.56 per diluted share, compared with a loss of $2.6 million, or ($0.11) per diluted share, for the prior year period. The increase in net income for the quarter was due primarily to the gain on asset sales and lower interest expense, offset by slightly higher general and administrative expenses and expenses related to the strategic alternative review.

Listed below are significant financial statement items that affect comparability of net income between periods other than the impact of property operations, interest and depreciation expense:

	Net Income Comparison Significant Financial Statement Items
	For the three months ended March 31,
	2006		2005
	Amount	Per Share	Amount	Per Share
Gain/(loss) on sale of real estate assets	$15,327,481	$0.635	$(21,804)	$(0.000)
Strategic alternative review expenses	(126,969)	(0.005)	(69,371)	(0.003)
Severance costs	(191,875)	(0.008)	—	—
Total (1)	$15,008,637	$0.622	$(91,175)	$(0.004)

(1)  The totals may not total the sum of the per share amounts due to rounding.

Funds from operations (FFO) for the first quarter 2006 was $1.8 million, or $0.08 per share, compared to $2.4 million, or $0.10 per share for the same period of 2005. The decrease in FFO is attributable primarily to dispositions that have occurred subsequent to March 2005. In addition, during the first quarter of 2006 the Company recorded approximately $127,000, or $0.005 per share, in strategic alternative review expenses and approximately $190,000, or $0.01 per share, in severance costs included in general and administrative expenses. Listed below are significant financial statement items that affect comparability of FFO for the periods presented other than the impact of property operations and interest expense. FFO is a non-GAAP financial measure. A reconciliation of FFO to net income/(loss) can be found in the summary financial information.

	Funds from Operations Comparison Significant Financial Statement Items
	For the three months ended March 31,
	2006		2005
	Amount	Per Share	Amount	Per Share
Strategic alternative review expenses	$(126,969)	$(0.005)	$(69,371)	$(0.003)
Severance costs	(191,875)	(0.008)	—	—
Total (1)	$(318,844)	$(0.013)	$(69,371)	$(0.003)

Balance Sheet and Operating Ratios

At March 31, 2006, AmeriVest had $127.1 million of debt, with a 52% ratio of debt to total market capitalization. All of its debt at March 31, 2006 is secured, fixed rate debt with a weighted-average interest rate of 5.98%.

First Quarter Highlights

•                  In order to assure liquidity during the completion of its strategic review, in January 2006, the Company completed a loan agreement with its primary bank group which amended its unsecured revolving credit agreement and reinstated a revolving credit facility of up to $10 million through December 28, 2006, secured by its Greenhill Park property, to be used for working capital and other limited corporate purposes. The Company has not borrowed on this facility.

•                  In January 2006, the Company sold Financial Plaza in Mesa, Ariz. for $55 million to a publicly traded REIT, recording a net gain on the sale of approximately $15.3 million in the first quarter of 2006. The Company used the net cash proceeds of approximately $53 million to repay an outstanding first mortgage balance of approximately $23 million on the property and approximately $30 million of indebtedness under the Company’s unsecured credit facility.

•                  In January 2006, the Company sold Keystone Office Park in Indianapolis, Ind. for $9.4 million to a foreign institutional investor, recording a net gain on the sale of approximately $65,000. The Company used the net proceeds of  $8.6 million to repay an outstanding mortgage balance of approximately $4.6 million on the property and the remaining balance due on the Company’s unsecured credit facility of approximately $300,000; the Company retained the remaining $3.7 million in cash for use as working capital.

•                  On February 9, 2006, the Board of Directors of the Company adopted a plan of liquidation for the Company, subject to approval of the Company’s stockholders at the Annual Meeting of Shareholders to be held on May 24, 2006.

Plan of Liquidation

On May 24, 2006, the Company will hold its 2006 Annual Meeting of Stockholders. At this meeting, the stockholders will vote on the Plan of Liquidation, which the Board approved on February 9, 2006. Under the Plan, AmeriVest intends to sell its assets on an orderly basis, to pay or provide for its liabilities, and to distribute its remaining cash to its stockholders. The Company anticipates that the liquidation would occur over a 6 to 24 month period and result in total distributions to the Company's stockholders of between $4.20 and $4.80 per share, however the timing and distribution amounts could vary from these estimates. The Plan is described in detail in the Notice of Annual Meeting and definitive Proxy Statement mailed to shareholders on April 18, 2006.

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the first quarter of 2006 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

The Company will hold an investor/analyst conference call on May 9, 2006, beginning at 8:30 am Mountain Standard Time (10:30 am Eastern, 9:30 am Central and 7:30 am Pacific) to discuss its first quarter financial results. To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call and enter conference ID# 8246053. If you are calling from outside North America, please call (706) 634-5929.

An audio replay will be available two hours after the completion of the conference call until May 16, 2006 by calling (800) 642-1687 or for participants outside North America, by calling (706) 645-9291 (enter conference ID# 8246053). A live web cast of the conference call will be available at www.amvproperties.com. You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.

Additional Information about the Plan of Liquidation and Where to Find It

In connection with the proposed Plan of Liquidation, the Company has filed materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF LIQUIDATION. The proxy statement and other relevant materials and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Becky Nichols, AmeriVest Investor Relations at beckyn@amvproperties.com or (303) 297-1800 (Ext. 104) or accessing the Company’s website at www.amvproperties.com. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the Plan of Liquidation.

Proxies may be solicited on behalf of the Company by members of its Board of Directors and executive officers. Information about such persons can be found in the Company’s proxy statement relating to its 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 18, 2006 and may be obtained free of charge at the SEC’s website at www.sec.gov or at the Company’s website at www.amvproperties.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

AMERIVEST PROPERTIES INC.

Summary Financial Information

(unaudited)

	Three months ended March 31,
	2006	2005
Real Estate Operating Revenue
Rental revenue	$8,892,599	$8,722,072

Real Estate Operating Expenses
Property operating expenses -
Operating expenses	2,508,683	2,185,835
Real estate taxes	1,193,880	1,270,456
General and administrative expenses	1,336,248	1,246,442
Interest expense	2,174,836	2,842,027
Depreciation and amortization expense	3,161,176	3,194,483
Strategic alternatives expenses	126,969	69,371
Total operating expenses	10,501,792	10,808,614
Loss From Continuing Operations	(1,609,193)	(2,086,542)

Other Income
Interest income and other	95,966	10,739
Total other income	95,966	10,739

Loss Before Discontinued Operations	(1,513,227)	(2,075,803)
Net Earnings/(Loss) from Discontinued Operations	15,046,598	(508,217)
Net Earnings/(Loss)	$13,533,371	$(2,584,020)

Earnings/(Loss) Per Share
Basic and Diluted	$0.56	$(0.11)

Weighted Average Common Shares Outstanding
Basic	24,122,426	24,011,672
Diluted	24,127,393	24,011,672

Reconciliation to Funds from Operations (FFO):
Net gain/(loss)	$13,533,371	$(2,584,020)
Depreciation and amortization expense	3,100,211	4,744,656
Loss/(gain) on disposition of depreciated real estate	(15,327,481)	21,804
Deferred financing costs and prepayment penalties associated with the disposition of real estate	505,003	215,993
FFO	$1,811,104	$2,398,433

Funds from Operations per share - diluted	$0.08	$0.10

Weighted Average Common Shares Outstanding
Basic	24,122,426	24,011,672
Diluted	24,127,393	24,098,003

Funds from operations (FFO) is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below. The above summary financial information table reflects the reconciliation of FFO from net earnings or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

	March 31,	December 31,
	2006	2005
Selected Balance Sheet Information:
Assets at cost	$261,088,216	$315,907,271
Less: accumulated depreciation and amortization	(26,890,948)	(31,997,481)
Total assets	$234,197,268	$283,909,790

Total mortgage loans, notes payable and unsecured line of credit	$127,068,220	$185,803,574

Total stockholders’ equity	$96,990,634	$83,417,048

Common shares issued and outstanding	24,128,206	24,121,306

Selected Property Information:
Number of operating properties owned	12	14
Total rentable square feet	1,738,121	2,159,679
Occupancy	90.0%	90.5%

Selected Stock Information:
Common share price (as of period end)	$4.42	$4.17

Equity market capitalization	$106,646,671	$100,585,846

Non-GAAP Financial Measures. Funds from operations (FFO) is a  non-GAAP financial measure. FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.